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                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

                      DIAMOND HILL INVESTMENT GROUP, INC.
                   REPORTS ASSETS UNDER MANAGEMENT UP 199%

	Columbus, Ohio - November 14, 2005 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended September 30, 2005. Assets under management increased by 199% to $1.15 billion compared to $385 million at the end of the third quarter of 2004 while investment management revenue of $3.3 million for the quarter increased by 398% compared to 2004. Both assets under management and investment management revenue were driven higher by strong investment returns in client portfolios. Net income for the quarter was $90 thousand or $ 0.04 per share compared to net income of $153 thousand or $0.09 per share in 2004. For the first three quarters of 2005 net income was $984 thousand or $0.50 per share compared to a net loss of $161,365 or ($0.10) per share in 2004.

	Ric Dillon, president and chief investment officer stated, "Our primary business objective is to produce investment returns for our clients.
I am pleased that we have continued to deliver strong results. All of our client funds and portfolios are highly ranked compared to other investment firms. Our efforts to market our funds and managed portfolios resulted in $271 million in new client investments in the third quarter of 2005 compared to $46 million in the third quarter of 2004."


				 Q3 2005	Q3 2004	      Change
Investment management revenue	$3,297,315     $  661,674      398%
Net income (loss)		$   89,674     $  152,663      -41%
Earnings per share - diluted	$     0.04     $     0.09      -56%
Assets under management		$1.15 billion  $385 million    199%

				 YTD 2005	YTD 2004      Change
Investment management revenue	$5,876,677     $1,647,119      257%
Net income (loss)		$  984,495     $ (161,365)     n.m
Earnings per share - diluted	$     0.50     $    (0.10)     n.m.


	The compensation committee of the board of directors initiated a review of the compensation of all staff and expects to finalize a new compensation program by the end of 2005. In the third quarter, the company established an expense accrual of $2.5 million for incentive compensation for the first nine months of 2005. The amount of the expense accrual was based upon a number of factors including market comparisons of compensation levels, firm and industry growth and profitability measures and investment results generated by the company's investment team. The Company anticipates that it will earn a profit for the full year including the impact of the new compensation program.

About Diamond Hill:

     Diamond Hill provides investment management services to individuals and institutions seeking to preserve and build wealth. The firm currently manages mutual funds, seperate accounts and a private investment fund. For more information on Diamond Hill, visit www.diamond-hill.com.



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            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363